Exhibit 99

First Acceptance Corporation Reports Operating Results for the Quarter and Year Ended December 31, 2015

NASHVILLE, TN, March 15, 2016 – First Acceptance Corporation (NYSE: FAC) today reported its financial results for the quarter and year ended December 31, 2015.

Operating Results

Revenues for the three months ended December 31, 2015 increased 30% to $88.5 million from $67.9 million in the same period in the prior year. Revenues for the year ended December 31, 2015 increased 26% to $331.9 million from $263.2 million in the same period in the prior year.

Income before income taxes for the three months ended December 31, 2015 was $0.5 million, compared with income before income taxes of $3.1 million for the three months ended December 31, 2014. Net income for the three months ended December 31, 2015 was $0.3 million, compared with net income of $22.0 million for the three months ended December 31, 2014.

Loss before income taxes for year ended December 31, 2015 was $2.6 million, compared with income before income taxes of $9.7 million for the year ended December 31, 2014. Net loss for the year ended December 31, 2015 was $1.9 million, compared with net income of $28.1 million for the year ended December 31, 2014.

The results for both the three months and year ended December 31, 2014 included a decrease in the deferred tax asset valuation allowance of $22.4 million.

Excluding litigation settlement costs of $3.7 million and Titan acquisition and integration costs of $1.6 million, for the year ended December 31, 2015, income before income taxes was $2.7 million.

Joe Borbely, President and CEO, commented “Our quarterly revenue growth of 30% over last year and emphasis on cost containment produced record low expense ratios for both the quarter (14.9%) and year (17.8%). These efforts contributed to both a profitable quarter and year (after excluding non-recurring items) despite only slight improvement in the recent elevated claims frequency. The newly-acquired Titan retail stores were rebranded to “Acceptance” during the quarter, and we look forward to maximizing their potential by introducing Acceptance products in 2016. We also remain optimistic that our recent pricing and underwriting actions will positively impact our loss ratio in the coming year.”

Premiums, Commissions and Fee Income. Premiums earned increased by $13.3 million, or 24%, to $69.6 million for the three months ended December 31, 2015, from $56.3 million for the three months ended December 31, 2014. For the year ended December 31, 2015 premiums earned increased by $48.7 million, or 22%, to $267.0 million from $218.3 million for the year ended December 31, 2014. These improvements were primarily due to higher average premiums and an increase in the number of policies in force.

Commission and fee income increased by $7.2 million, or 69%, to $17.6 million for the three months ended December 31, 2015, from $10.4 million for the three months ended December 31, 2014. Commission and fee income increased by $20.2 million, or 51%, to $59.9 million for the year ended December 31, 2015, from $39.7 million for the year ended December 31, 2014. For the three months and year ended December 31, 2015, revenue from the Titan retail locations acquired on July 1, 2015 accounted for $5.6 million and $12.6 million, respectively, of this increase. The remaining increase in commission and fee income was a result of higher fee income related to commissionable ancillary products sold through our previously-existing retail locations and the increase in the number of policies in force.

Loss Ratio. The loss ratio was 84.4% for the three months ended December 31, 2015, compared with 74.5% for the three months ended December 31, 2014. The loss ratio was 82.0% for the year ended December 31, 2015, compared with 73.9% for the year ended December 31, 2014. We experienced favorable development related to prior periods of $0.1 million for the three months ended December 31, 2015, compared with $2.6 million for the three months ended December 31, 2014. For the year ended December 31, 2015, we experienced unfavorable development related to prior periods of $0.8 million, compared with favorable development of $4.9 million for the year ended December 31, 2014. The unfavorable loss development for the year ended December 31, 2015 was largely the result of an increase in bodily injury loss adjustment expenses (primarily outside legal costs) driven by the overall increase in claim frequency.

Excluding the development related to prior periods for the three months ended December 31, 2015 and 2014, the loss ratios were 88.5% and 79.2%, respectively. Excluding the development related to prior fiscal years, the loss ratios for the years ended December 31, 2015 and 2014 were 81.7% and 76.1%, respectively. These year-over-year increases in the loss ratio were primarily due to higher than expected claim frequency and severity across multiple coverages principally in property damage liability and collision claims. We believe that an increase in the number of miles driven by insured drivers as a result of lower gas prices and a favorable economy has been a contributing factor to an industry-wide increase in frequency. In response, the Company has continued to implement aggressive rate and underwriting actions as warranted at a state and coverage level.

Expense Ratio. The expense ratio was 14.9% for the three months ended December 31, 2015, compared with 20.8% for the three months ended December 31, 2014. The expense ratio was 17.8% for the year ended December 31, 2015, compared with 22.7% for the year ended December 31, 2014. The year-over-year decrease in the expense ratio was primarily due to the increase in premiums earned which resulted in a lower percentage of fixed expenses in our retail operations (such as rent and base salary) and the Company’s efforts on cost containment.

Combined Ratio. The combined ratio increased to 99.3% for the three months ended December 31, 2015 from 95.3% for the three months ended December 31, 2014. For the year ended December 31, 2015, the combined ratio increased to 99.8% from 96.6% for the year ended December 31, 2014.

Titan Acquisition

Effective July 1, 2015, we acquired 83 Titan Insurance retail locations, principally in California (48), but also in Texas (12), Arizona (10), Florida (4), Nevada (4) and New Mexico (5), which were previously owned and operated by Nationwide. These agencies, which are now rebranded under our Acceptance Insurance name, sell private passenger non-standard automobile insurance through both Nationwide and other unrelated insurance companies for which our revenues are in the form of commission and fee income.

Going forward, we plan to develop our own products for California, Arizona, Nevada and New Mexico, and introduce our current Texas and Florida products into stores in those states. We have applied for an insurance company license in California and are already licensed in the three other states where we do not currently write business. These new products are not expected to be available until sometime in 2016, and California is subject to the approval of our insurance company license application by the California Department of Insurance.

Revenues and income before income taxes of the acquired retail locations included in our results for the year ended December 31, 2015 were $12.6 million and $0.2 million (excluding acquisition and integration-related costs), respectively.

Next Release of Financial Results

We currently plan to report our financial results for the three months ending March 31, 2016 on May 10, 2016.

About First Acceptance Corporation

We are principally a retailer, servicer and underwriter of non-standard personal automobile insurance based in Nashville, Tennessee. Our insurance operations generate revenues from selling non-standard personal automobile insurance policies and related products in 17 states. We conduct our servicing and underwriting operations in 13 states and are licensed as an insurer in 12 additional states. Non-standard personal automobile insurance is made available to individuals because of their inability or unwillingness to obtain standard insurance coverage due to various factors, including payment history, payment preference, failure in the past to maintain continuous insurance coverage or driving record and/or vehicle type.

At December 31, 2015, we leased and operated 440 retail locations and a call center staffed with employee-agents. Our employee-agents primarily sell non-standard personal automobile insurance products underwritten by us, as well as certain commissionable ancillary products. In most states, our employee-agents also sell a complementary insurance product providing personal property and liability coverage for renters underwritten by us. In addition, retail locations in some markets offer non-standard personal automobile insurance serviced and underwritten by other third-party insurance carriers for which we receive a commission. In addition to our retail locations, we are able to complete the entire sales process over the phone via our call center or through the internet via our consumer-based website or mobile platform. On a limited basis, we also sell our products through selected retail locations operated by independent agents. Additional information about First Acceptance Corporation can be found online at www.acceptance.com.

This press release contains forward-looking statements, including statements about the expected effects of the recently completed acquisition. These statements, which have been included in reliance on the “safe harbor” provisions of the federal securities laws, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by important factors, including, among others, the factors set forth under the caption “Risk Factors” in Item 1A. of our Annual Report on Form 10-K for the year ended December 31, 2015 and in our other filings with the Securities and Exchange Commission. Actual operations and results may differ materially from the results discussed in the forward-looking statements. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues:
Premiums earned	$69,564	$56,344	$266,987	$218,315
Commission and fee income	17,640	10,410	59,892	39,733
Investment income	1,329	1,187	5,024	5,123
Net realized gains (losses) on investments, available-for-sale	2	(13)	(11)	23
	88,535	67,928	331,892	263,194
Costs and expenses:
Losses and loss adjustment expenses	58,727	41,979	219,031	161,302
Insurance operating expenses	27,215	21,589	105,254	87,328
Other operating expenses	245	274	1,126	996
Litigation settlement	32	81	3,677	187
Stock-based compensation	35	34	144	185
Depreciation	527	464	1,751	1,767
Amortization of identifiable intangibles assets	253	—	514	—
Interest expense	1,043	431	2,967	1,706
	88,077	64,852	334,464	253,471
Income (loss) before income taxes	458	3,076	(2,572)	9,723
Provision (benefit) for income taxes	171	(18,892)	(642)	(18,345)
Net income (loss)	$287	$21,968	$(1,930)	$28,068
Net income (loss) per share:
Basic	$0.01	$0.54	$(0.05)	$0.68
Diluted	$0.01	$0.53	$(0.05)	$0.68
Number of shares used to calculate net income (loss) per share:
Basic	41,041	40,997	41,030	40,985
Diluted	41,375	41,294	41,030	41,283

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except per share data)

	December 31,
	2015	2014
ASSETS
Investments, available-for-sale at fair value (amortized cost of $128,304 and $119,119, respectively)	$131,582	$125,085
Cash and cash equivalents	115,587	102,429
Premiums, fees, and commissions receivable, net of allowance of $454 and $392	69,881	56,486
Deferred tax assets, net	18,301	16,521
Other investments	11,256	10,530
Other assets	6,950	5,962
Property and equipment, net	5,141	3,173
Deferred acquisition costs	5,509	3,459
Goodwill	29,429	—
Identifiable intangible assets, net	8,491	4,800
TOTAL ASSETS	$402,127	$328,445

LIABILITIES AND STOCKHOLDERS’ EQUITY
Loss and loss adjustment expense reserves	$122,071	$96,613
Unearned premiums and fees	83,426	67,942
Debentures payable	40,256	40,211
Term loan from principal stockholder	29,753	—
Accrued expenses	7,345	3,262
Other liabilities	15,606	13,453
Total liabilities	298,457	221,481
Stockholders’ equity:
Preferred stock, $.01 par value, 10,000 shares authorized	—	—
Common stock, $.01 par value, 75,000 shares authorized; 41,060 and 41,016 issued and outstanding, respectively	411	410
Additional paid-in capital	457,476	457,242
Accumulated other comprehensive income, net of tax of $62 and $923, respectively	3,491	5,090
Accumulated deficit	(357,708)	(355,778)
Total stockholders’ equity	103,670	106,964
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$402,127	$328,445

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data

(Unaudited)

PREMIUMS EARNED BY STATE

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Gross premiums earned:
Georgia	$13,668	$10,606	$51,287	$40,792
Florida	10,463	8,537	41,102	33,519
Texas	9,406	7,381	35,771	28,017
Ohio	6,931	5,805	26,745	22,315
Alabama	6,278	5,423	24,611	21,717
Illinois	5,837	5,527	24,050	20,552
South Carolina	5,563	4,123	20,254	16,407
Tennessee	4,561	3,222	16,702	12,748
Pennsylvania	2,301	2,161	9,224	8,426
Indiana	2,085	1,619	7,954	6,155
Missouri	1,529	1,265	5,844	4,902
Mississippi	858	745	3,398	3,030
Virginia	185	—	417	—
Total gross premiums earned	69,665	56,414	267,359	218,580
Premiums ceded to reinsurer	(101)	(70)	(372)	(265)
Total net premiums earned	$69,564	$56,344	$266,987	$218,315

COMBINED RATIOS (INSURANCE OPERATIONS)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Loss	84.4%	74.5%	82.0%	73.9%
Expense	14.9%	20.8%	17.8%	22.7%
Combined	99.3%	95.3%	99.8%	96.6%

NUMBER OF RETAIL LOCATIONS

Retail location counts are based upon the date that a location commenced or ceased writing business.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Retail locations – beginning of period	438	353	356	360
Opened	3	3	8	4
Acquired	—	—	83	—
Closed	(1)	—	(7)	(8)
Retail locations – end of period	440	356	440	356

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data (continued)

(Unaudited)

RETAIL LOCATIONS BY STATE

	December 31,			September 30,
	2015	2014	2013	2015	2014
Alabama	24	24	24	24	24
Arizona	10	—	—	10	—
California	48	—	—	48	—
Florida	39	31	30	39	31
Georgia	60	60	60	60	60
Illinois	61	60	61	58	60
Indiana	17	17	17	17	17
Mississippi	7	7	7	7	7
Missouri	9	10	11	9	10
Nevada	4	—	—	5	—
New Mexico	5	—	—	4	—
Ohio	27	27	27	27	27
Pennsylvania	14	15	16	14	15
South Carolina	24	25	25	25	25
Tennessee	23	22	19	23	19
Texas	68	58	63	68	58
Total	440	356	360	438	353

SOURCE: First Acceptance Corporation

INVESTOR RELATIONS CONTACT:

Michael J. Bodayle

615.844.2885